Exhibit 99.2

Contacts:	Superior Energy Services, Inc. Terence Hall, CEO Robert Taylor, CFO Greg Rosenstein, VP of Investor Relations 504-362-4321
FOR IMMEDIATE RELEASE
Superior Energy Services, Inc. Significantly Expands International
Presence with Contracts Totaling More Than $100 Million
Derrick barge charter highlights contract awards in Well Intervention and Rental Tools
Harvey, La. — July 27, 2006 — Superior Energy Services, Inc. (NYSE: SPN), (“Superior”) today announced the signing of multiple international contracts totaling more than $100 million, highlighted by a 14-month charter of the Company’s newly built Superior Performance derrick barge (“DB Performance”).
Terry Hall, Chairman and CEO of Superior Energy Services, commented, “We are very pleased with these contracts, as they highlight our achievements on several strategic initiatives. First, these awards demonstrate our ability to expand service and rental offerings to new customers in active, international markets. Second, they exhibit our ability to cross sell services, as some of the contracts involve multiple service disciplines. Finally, these contracts should open up additional opportunities overseas to further export our portfolio of products and services as we continue to expand our customer base. For example, with the DB Performance working in the Southeast Asia market area, we expect to gain greater exposure to well intervention and derrick barge opportunities in the region beyond this contract.”
Superior had international revenues of $99 million in 2005 and is expecting 2006 international revenues to be in the range of $140 million to $150 million.
Overview of International Opportunities
•	Superior has entered into a 14-month charter which will provide SapuraCrest Petroleum Berhad (“SapuraCrest”), a publicly-traded Malaysian company, use of the DB Performance in the Southeast Asia market area for a dayrate of $49,750. Superior’s operating costs associated with this charter are expected to be in the range of $12,000 to $14,000 per day, including depreciation.
•	Superior has entered into contracts to construct and sell a derrick barge to SapuraCrest for a sales price of $54 million. Superior will utilize the same shipyard that constructed the DB Performance. The derrick barge is scheduled to be completed in early 2008 (approximately 19 months).
•	Superior’s subsidiary International Snubbing Services (“ISS”) has entered into a contract with OSV New Zealand Ltd. to supply an offshore wellhead platform-supported workover rig for the Maari Project off the New Zealand coast. In addition to the ISS equipment, both Superior’s coiled tubing division and Superior’s on-site accommodations subsidiary, HB Rentals, will provide services on this project.

•	Superior’s subsidiary Workstrings, LLC, a leading provider of specialty tubulars, has been awarded several international projects totaling approximately $10 million in markets such as offshore Eastern Canada, offshore Trinidad, Colombia and offshore Brazil. The duration of the projects is from four to 15 months.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the drilling-related and production-related needs of oil and gas companies primarily in the Gulf of Mexico and select international markets. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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